Exhibit 99.1

Warren Resources Announces Closing of 9.000% Senior Notes Exchange Offer

NEW YORK, July 27, 2015 (GLOBE NEWSWIRE) — Warren Resources, Inc. (Nasdaq:WRES)  (the “Company”) today announced that it has completed its offer to exchange up to $230,410,000 aggregate principal amount of its 9.000% Senior Notes due 2022, which have been registered under the Securities Act of 1933, as amended (the “Exchange Notes”), for up to $230,410,000  million of its outstanding 9.000% Senior Notes due 2022, which were previously issued in a private placement (the “Private Notes”).

The registered exchange offer, which expired at 5:00 p.m. Eastern Time on July 23, 2015, fulfilled the Company’s obligations regarding the registration of the outstanding Private Notes.  Pursuant to a registration rights agreement entered into by the Company in connection with the initial offering of the Private Notes, the Company agreed to file a registration statement with the Securities and Exchange Commission relating to the exchange offer and the Exchange Notes.

The Company received and accepted tenders of approximately 99.96% of the Private Notes that were outstanding.  The Exchange Notes contain substantially identical terms to the Private Notes.

About Warren Resources, Inc.

Warren Resources, Inc. is an independent energy company engaged in the acquisition, exploration, development and production of domestic oil and natural gas reserves. Warren’s activities are primarily focused on oil in the Wilmington field in the Los Angeles Basin in California, natural gas in the Marcellus Shale in Pennsylvania, and an undeveloped acreage position in the Washakie Basin of Wyoming.

Warren Resources, Inc.

CONTACT: Ray Deacon, Jeff Keeler, Investor Relations 212-697-9660